Exhibit 99.1
Robert Bondi Joins Affirmative Insurance
ADDISON, Texas, December 1, 2006 — Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a non-standard automobile insurance agency and carrier, today announced the addition of Robert Bondi to its management team. He joins the company in the newly created position of Chief Operations Officer.
Bondi, 44, brings to the role 20 years of experience managing operations for Fortune 500 companies. Most recently, he was Managing Principal of Aon Client Services, the client services and administrative support organization for Aon Risk Services in the U.S. Prior to that he was the Managing Director and Chief Administrative Officer of Aon Capital Markets. He began his career with Mellon Bank where he held several leadership positions in its Global Cash Management Group. Mr. Bondi graduated from the University of Notre Dame in 1984 with a Bachelors degree in Business Administration.
Kevin Callahan, Chairman and Chief Executive Officer, commented, “Bob has a track record of helping companies become not simply more efficient, but also more effective in their business processes. He will be a great addition to our management team.”
ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Affirmative Insurance Holdings, Inc., is a non-standard automobile insurance agency and carrier focused on highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.
SOURCE: Affirmative Insurance Holdings, Inc., Addison, Texas